Exhibit 10.5

REF: F:/Sadot/PimiMarion/Addendum_Nimrod/BSR/3.5.09
[TRANSLATED FROM THE HEBREW]

ADDENDUM TO PERSONAL CONTRACT OF EMPLOYMENT

Made in Alonim this 28 day of April 2009

BETWEEN:               Pimi Agro Cleantech Ltd, private company no. 513497123

of PO Box 117, Hozot Alonim 30049
(hereinafter referred to as “the Company”)

of the one part

AND:                         Nimrod Ben Yehuda, ID No. 051795631

of Avshalom 17, kiryat Tivon
(hereinafter referred to as “the Employee”)

of the other part

WHEREAS                 a personal contract of employment (hereinafter referred to as “the contract of employment”) was made between the parties on 13th November 2005, the Employee being employed in the capacity of chief technology manager;

AND WHEREAS        the parties wish to modify and augment the contract of employment as provided in this addendum to the contract of employment (hereinafter referred to as “the addendum”);

AND WHEREAS         the parties wish to set out in writing what is agreed between them.

NOW THEREFORE IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	Introduction

1.1	The recitals to this addendum constitute an integral part of it.

1.2
The provisions of the addendum constitute an integral part of the contract of employment. It is hereby expressed that in the event of any discrepancy or ambiguity between the provisions of the addendum and those of the contract of employment, the provisions of this addendum shall apply.

1.3
The Employee acknowledges that a condition precedent to the Company’s agreeing to modify the contract of employment is his undertaking to comply in full with all the terms and conditions of the addendum and the contract of employment.

2.	Wages and Social Benefits

2.1	Clause 3.6(l) shall be added to the contract of employment as follows -

“3.6 (1)	During the term of the agreement and subject to all the statutes, laws and temporary provisions in force from time to time, the following terms and conditions shall apply -

All the payments that have been and are in future made by the Company to the policy shall be in place of the severance pay that is in future due to the Employee or his survivors from the Company in respect of the wages from which the said payments were made and for the period during which they were made (hereinafter referred to as “the exempt wages”), and the Employee hereby grants his consent thereto in accordance with section 14 of the Severance Pay Law, 5723-1963 (hereinafter referred to as “the Law”). The parties hereby adopt the General Confirmation with Regard to Employers’ Payments to a Pension Fund and Insurance Fund Instead of Severance Pay pursuant to section 14 of the Law, as published in Government Notices no. 4659 of 30th June 1998 and annexed hereto as appendix “A”.

The Company waives in advance every right that it might in future have for the reimbursement of funds from its payments, unless the Employee’s right to severance pay is invalidated in a judgment by virtue of sections 16 or 17 of the Law, and insofar as invalidated or the Employee has drawn monies from the pension fund or insurance fund otherwise than by reason of an entitling event. For the purpose hereof, ‘entitling event’ means death, disability or retirement at the age of 60 or more.

The a foregoing is not such as to derogate from the Employee’s right to severance pay in accordance with the Law, a collective agreement, extension order or contract of employment, in respect of wages in excess of the exempt wage.

3.	Miscellaneous

3.1	It is hereby expressed that the other provisions of the contract of employment shall remain unchanged.

3.2	The parties agree that all the other provisions of the contract of employment, insofar as not expressly modified in this agreement, shall apply to the addendum.

AS WITNESS THE HANDS OF THE PARTIES

/s/ Nimrod Ben Yehuda	/s/ Pimi Agro Cleantech Ltd
Name: Nimrod Ben Yehuda	Name:Pimi Agro Cleantech Ltd

The Employee	The Company

Appendix “A”

Set out below is a consolidated version of the General Confirmation of 9th June 1998, as published in Government Notices 4659 on 30th June 1998, as amended on 23rd August 1999 and published in Government Notices 4803 on 19th September 1999 and as amended and published in Government Notices 4970 on 12th March 2001 -

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter referred to as “the Law”), I confirm that payments made by an employer from the date of this confirmation’s publication in respect of his employee for a comprehensive pension in a provident fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules For The Approval And Management Of Provident Funds) Regulations, 5724-1964 (hereinafter referred to as “pension fund”), or for executive insurance that includes the possibility of a pension or a combination of payments to a pension plan and to a plan that is not a pension in such insurance fund (hereinafter referred to as “insurance fund”), including payments made by him that are a combination of payments to a pension fund and to an insurance fund,  whether or not the insurance fund includes a pension plan (hereinafter referred to as “the employer’s payments”), shall replace the severance pay that is due to the said employee in respect of the wage from which the said payments were made and for the period that they were made (hereinafter referred to as “the exempt wage”), provided that all the following have been fulfilled -

(1)	The employer’s payments -

(a)
to a pension fund are not less than 14 1/3% of the exempt wage or 12% of the exempt wage if in addition thereto the employer also makes payments in respect of his employee to supplement severance pay to a provident severance fund or to an insurance fund in the employee’s name at a rate of 2 1/3% of the exempt wage. Should the employer not also pay 2 1/3% as aforesaid in addition to the 12%, his payments shall only replace 72% of the employee’s severance pay;

(b)	to an insurance fund are not less than one of the following:

(1)
13 1/3% of the exempt wage, if in addition thereto the employer also makes in respect of the employee payments to secure a monthly income in the event of loss of working capacity in a plan that has been approved by the Ministry of Finance’s Director of the Capital, Insurance and Savings Market at the rate necessary to secure at least 75% of the exempt wage or at the rate of 2 1/2% of the exempt wage, whichever is the lesser (hereinafter referred to as “payment for loss of working capacity insurance”);

(2)
11% of the exempt wage, if in addition the employer has also made payment for loss of working capacity insurance and in such event the employer’s payments shall only replace 72% of the employee’s severance pay; if in addition to those payments, the employer has also made payments for supplementing severance pay to a provident severance fund or to an insurance fund in the employee’s name at the rate of 2 1/3% of the exempt wage, the employer’s payments shall replace 100% of the employee’s severance pay.

(2)	By no later than three months from the start of making the employer’s payments, a written agreement is made between the employer and the employee containing -

(a)
the employee’s agreement to the arrangement pursuant to this confirmation in terms detailing the employer’s payments and the pension fund and insurance fund, as the case may be; the said agreement shall also contain the terms of this confirmation;

(b)
the employer’s waiver in advance of any right he might have to a refund from his payments, unless the employee’s right to severance pay is invalidated in a judgment by virtue of section 16 or 17 of the Law and insofar as invalidated, or the employee has drawn funds from the pension fund or insurance fund otherwise than by reason of an entitling occurrence; for the purpose hereof “entitling occurrence” means death, disability or retirement at the age of 60 or more.

(3)
This confirmation is without derogation from the right of an employee to severance pay, in accordance with the Law, a collective agreement, extension order or contract of employment, in respect of wages in excess of the exempt wage.

Eliyahu Yishai
Minister of Labour & Social Affairs

4